SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

AINOS, INC.
(Exact Name of Registrant as Specified in Its Charter)

TEXAS	75-1974352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8880 Rio San Diego Drive, Ste. 800 San Diego, CA (858) 869-2986	92108
(Address of Principal Executive Offices)	(Zip Code)

2023 Stock Incentive Plan

(Full Title of the Plan)

CT Corporation System

1999 Bryan St., Suite 900

Dallas, TX 75201-3136

(Name and Address of Agent For Service)

(214) 979-1172

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.:

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Ainos, Inc., a Texas corporation (the “Registrant”) filed a registration statement on Form S-8 on July 7, 2022 (File No. 333-266043) (the “Prior Registration Statement”), incorporated herein by reference, to register under the Securities Act shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Ainos, Inc. 2021 Stock Incentive Plan (the “2021 Plan”), which was amended and restated effective May 1, 2023 (hereafter the “2023 Plan”).

This registration statement is being filed because the following shares that were previously reserved for issuance pursuant to the Registrant’s 2021 Stock Incentive Plan (the “2021 Plan”) may now be issued pursuant to the Registrant’s 2023 Plan: (1) shares that remained available for grant under the 2021 Plan as of the effective date of the 2023 Plan (including shares available under such plan by reason of a predecessor plan) and (2) shares that were subject to awards under the 2021 Plan as of the effective date of the 2023 Plan but which remain unvested upon the cancellation, surrender, exchange or termination of such awards for any reason whatsoever. In addition, the Plan Reserve, as defined in the 2023 Plan, includes an evergreen provision subject to the discretion of the Registrant’s Compensation Committee of the Board of Directors as more particularly described in the 2023 Plan.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

The Registrant is filing this registration statement on Form S-8 (the “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register 4,355,376 Common Stock which consist of 4,002,320 shares pursuant to the provisions of the 2023 Plan that provide for a discretionary increase in the number of shares reserved for issuance under such plan (the “Evergreen Shares”) and 353,056 shares (the “Plan Share Reserve Shares”) that were available under Prior Plans for issuance under the 2021 Stock Incentive Plan previously registered pursuant to the Company’s Registration Statement on Form S-8 (File No. 333-266043) filed with the Securities and Exchange Commission on July 7, 2022.

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PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement on Form S-8 (the “Registration Statement”) omits the information specified in Part I on Form S-8. The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Part I of Form S-8 will be sent or given to the participants in the Ainos, Inc. 2023 Stock Incentive Plan (the “SIP”) as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, previously filed by Ainos, Inc. (the “Registrant”) with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as amended on Form 10-K, filed with the Commission on April 3, 2023 (SEC File No. 001-41461).

(b)

The Registrant’s Notification of inability to timely file Form 10-K on Form NT 10-K for the fiscal year ended December 31, 2022 as amended on Form 10-K, filed with the Commission on April 3, 2023 (SEC File No. 001-41461).

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the Commission on May 12, 2023 (SEC File No. 001-41461).

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the Commission on November 14, 2022 (SEC File No. 001-41461).

(e)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the Commission on August 15, 2022 (SEC File No. 001-41461).

(f)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the Commission on May 16, 2022 (SEC File No. 000-20791).

(g)

The Registrant’s Current Reports on Form 8-K, filed with the Commission on May 18, 2023, April 11, 2023, March 14, 2023, January 10, 2023, October 4, 2022, August 16, 2022, August 12, 2022, June 24, 2022, June 17, 2022 (Form 8-K/A), June 16, 2022, and April 15, 2022 (SEC File No. 001-41461).

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(h)	The Registrant’s Registration Statement for the 2021 Stock Incentive Plan on Form S-8, filed with the Commission on July 7, 2022 (SEC File No. 333-266043).

(i)	The Registrant’s Prospectus filed pursuant to Rule 424(b)(4) (Registration No. 333-264527) and Notice of Effectiveness filed with the Commission on August 10, 2022 (SEC File No. 333-264527).

(j)	The Registrant’s Form S-1/A filed with the Commission on August, 2, 2022, July 27, 2022, July 25, 2022, July 8, 2022 (SEC File No. 333-264527)

(k)	The Registrant’s Preliminary Information Statement on Schedule 14C filed with the Commission March 8, 2023 (SEC File No. 001-41461).

(l)	The Registrant’s Definitive Information Statement on Schedule 14C filed with the Commission April 4, 2023 (SEC File No. 001-41461).

(m)

The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 1, 1996 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended (other than any such documents or portions thereof that are deemed to have been furnished and not filed in accordance with the rules of the SEC), prior to the filing of a post- effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this Registration Statement.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 7.001 of the Texas Business Organizations Code (the “TBOC”) permits a Texas corporation to limit the personal liability of directors to it or its shareholders for monetary damages for any act or omission in a director’s capacity as director. Under the provisions of Chapter 8 of the TBOC, we may indemnify our directors, officers, employees and agents and purchase and maintain liability insurance for those persons. Chapter 8 of the TBOC provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with or in defending any action, suit or proceeding in which he or she is a party by reason of his or her position. With respect to any proceeding arising from actions taken in his or her official capacity as a director or officer, he or she may be indemnified so long as it shall be determined that he or she conducted himself in good faith and that he or she reasonably believed that such conduct was in the corporation’s best interests. In cases not concerning conduct in his or her official capacity as a director or officer, a director may be indemnified so long as he or she reasonably believed that his or her conduct was not opposed to the corporation’s best interests. In the case of any criminal proceeding, a director or officer may be indemnified if he or she had no reasonable cause to believe his or her conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

The Registrant’s By-laws, as amended, provide for the Registrant to indemnify each director and officer or former director or officer of the Registrant against liabilities imposed upon him (including reasonable amounts paid in settlement) and expenses incurred by him in connection with any claim made against him or any action, suit or proceeding to which he may be a party by reason of his being or having been a director or officer of the Registrant. A director or officer may, however, be found liable for, and the Registrant may be prohibited from indemnifying them against:

•	actions, suits or proceedings arising from negligence or misconduct in performance of a duty;

•	matters settled by the payment of sums which counsel selected by the Board of Directors deems not reasonable made primarily with a view to avoid the expenses of litigation; or

•	where indemnification would be against public policy.

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The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability. The Company currently maintains an insurance policy under which the Company and the directors and officers of the Company are insured, within the limits of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which directors and officers of the Company are parties by reason of being or having been such directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Index

Exhibit Number	Description
4.1*	Ainos, Inc. 2023 Stock Incentive Plan
5.1*	Opinion of John Junyong Lee, Chief Legal Counsel
23.1*	Consent of PWR CPA, LLP, an Independent Registered Public Accounting Firm
23.2*	Consent of John Junyong Lee, Chief Legal Counsel, (included as part of Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

__________

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taipei, Taiwan (R.O.C.), on June 13, 2023.

AINOS, INC.

By:	/s/ Chun-Hsien Tsai
Chun-Hsien Tsai
Chairman of the Board,
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Chun-Hsien Tsai and Lawrence K. Lin his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chun-Hsien Tsai	Chairman of the Board,	June 13, 2023
Chun-Hsien Tsai	Chief Executive Officer and President

/s/ Meng-Lin Sung		June 13, 2023
Meng-Lin Sung	Chief Financial Officer

/s/ Chung-Yi Tsai		June 13, 2023
Chung-Yi Tsai	Director

/s/ Chung-Jung Tsai		June 13, 2023
Chung-Jung Tsai	Director

/s/ Pao-Sheng Wei		June 13, 2023
Pao-Sheng Wei	Director

/s/ Yao-Chung Chiang		June 13, 2023
Yao-Chung Chiang	Director

/s/ Wen-Han Chang		June 13, 2023
Wen-Han Chang	Director

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